                                                                     EXHIBIT 5.1


                               September 11, 1998

Equity Inns, Inc.
4735 Spottswood, Suite 102
Memphis, Tennessee 38117

Gentlemen:

         We have acted as counsel for Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to 696,304 shares of the Company's common stock, $.01 par value (the "Shares"), which may be issued by the Company and may be offered from time to time by certain selling shareholders as described in the Registration Statement.

         In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

         Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Shares as described in the Registration Statement has been validly authorized and, upon issuance of the Shares as described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.

                                            Very truly yours,

                                            /s/ Hunton & Williams